Exhibit 99.2

Idaho General Announces Addition of Henry A. Miller as

Executive Vice President—Finance and Senior General Counsel

SPOKANE, Wash.—(BUSINESS WIRE)—April 24, 2006—Idaho General Mines, Inc. (OTCBB:IGMI) is pleased to announce Henry A. Miller has been appointed Chief Financial Officer, Vice-President Finance and Senior Counsel of the Company.  Mr. Miller adds over 25 years management experience in US and international natural resource development to IGMI’s Executive Team.

Mr. Miller was associated with Freeport-McMoRan natural resource companies from 1985 through 2003 serving in various capacities including Vice President and General Counsel of Freeport-McMoRan Copper & Gold Inc, an international publicly traded mining company with operations in Asia and Europe.  As General Counsel, Mr. Miller was responsible for all general corporate legal matters including antitrust issues, securities compliance, FCPA compliance, credit facilities, major construction contracts, acquisitions and mergers along with tax compliance and reporting responsibilities.  In addition, Mr. Miller served as Vice President, Taxes for Freeport-McMoRan Copper & Gold Inc., McMoRan Oil & Gas Company and Freeport-McMoRan Inc (a natural resource company with fertilizer, gold, geothermal and oil and gas operations).

Prior to joining Freeport-McMoRan, Mr. Miller served as Assistant Tax Counsel for UNOCAL’s mineral division which operations included Molycorp, the Sweetwater Uranium Mine and the Parachute Creek Oil Shale project.

In 1999 Mr. Miller co-founded Enhanced Capital Partners, LLC, a national investment firm specializing in state-specific investments in small and emerging companies with its private investment funds in Alabama, Colorado, Louisiana, New York, Texas, and Washington, D.C. Mr. Miller serves on the Board of Directors and until recently served as the Chief Financial Officer while managing three Louisiana investment funds.  Since 2003, Mr. Miller has been of counsel to the law firm of Middleberg, Riddle & Gianna.

Robert L. Russell, President and CEO of Idaho General Mines, Inc. also announced the Company’s senior management organization mandated by the Board of Directors as follows:

Henry A. Miller is appointed CEO and Executive VP Finance and Senior Counsel

Matthew F. Russell, who has been VP Operations, becomes COO and Executive VP Operations.

Robert L. Dumont, who has been Acting CFO, becomes Executive VP Business Strategy and Investor Relations.

The above positions report to Robert L Russell, President and Chief Operating Officer.  Russell further stated, “With adequate financing in hand for permitting of the Mount Hope Project, this affords us a high quality senior staff to professionally guide the permitting, financing, and construction of the Mount Hope Project as well as take on growth opportunities.”  Russell further stated, “We are well on the way to staffing our field management for Mount Hope and opening a field office in Eureka, Nevada in preparation for moving the Plan of Operations forward.”

Idaho General Mines, Inc. is an American mineral exploration company specializing in advanced-stage molybdenum projects. Idaho General holds the Mount Hope Project in central Nevada which contains one of the largest undeveloped molybdenum-porphyry deposits in the world, estimated to consist of 920 million metric tonnes of mineralized material that is expected to produce approximately 1.3 billion pounds of recoverable molybdenum during its 53-year lifetime. The Idaho General portfolio contains additional molybdenum, copper, and gold projects throughout the western United States.  Idaho General is led by a highly-qualified technical and financial management team.  Its stock trades on the OTC Bulletin Board under the symbol "IGMI," and its website is www.idahogeneralmines.com.

Statements herein that are not historical facts, such as future financing plans, the intention to list the company's stock on the TSX and expected amount of mineralized material and anticipated mine production, are "forward-looking statements" and involve a number of risks and uncertainties. The company's actual results could differ materially from the forward-looking statements made herein or the anticipated results expected or implied therefrom. These risks and uncertainties include, but are not limited to, volatility of metals prices and production, exploration risks and results, political risks, project development risks, the company's ability to raise required financing and other risks that are described in the company's filings with the Securities and Exchange Commission, including those on Form 8-K, 10SB, 10-QSB and 10-KSB. Please refer to such filings for a more detailed discussion of factors that may impact the company's future results. Idaho General undertakes no obligation to update forward-looking statements contained herein.

Contact:

Idaho General Mines, Inc.

Robert L. Dumont, 509-838-1213